EXHIBIT 23.2








                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------


The Board of Directors
MainStreet Healthcare Corporation


We consent to the incorporation by reference in the registration statement (No. 33-56733) on Form S-3 of MainStreet Healthcare Corporation of our report dated June 2, 1998, except as to the third paragraph of Note 7 which is as of July 6, 1998, with respect to the consolidated balance sheets of MainStreet Healthcare Corporation and subsidiares as of March 31, 1998 and 1997, and the related consolidated statement of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended March 31, 1998, which report appears in the Form 8-K/A of UCI Medical Affiliates, Inc. dated
August 12, 1998.

Our report dated June 20, 1998, except as to the third paragraph of note 7, which is as of July 6, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a growing concern. The consolidated financial statements do not include any adjustment that might result from the outcome of that uncertainty.

/s/ KPMG Peat Marwick LLP



Atlanta, Georgia
October  , 1998